Exhibit No. 10.55

FORBEARANCE AND COLLATERAL ACCOUNT AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of November 1, 2001, by and among:

PARTIES

         (i)         ALS HOLDINGS, INC., a Delaware corporation, and ALS WISCONSIN HOLDINGS, INC., a Delaware corporation (collectively, the "Borrowers");

         (ii)         ALTERRA HEALTHCARE CORPORATION, a Delaware corporation formerly known as Alternative Living Services, Inc. (the "Guarantor");

         (iii)         WASHINGTON MUTUAL BANK, FA, a federal association, FIRSTAR BANK MILWAUKEE, N.A., and AMSOUTH BANK, the Lenders under, and as defined in, the Financing Agreement described below (in such capacity, the "Lenders"); and

         (iv)         WASHINGTON MUTUAL BANK, FA, a federal association, successor by merger to Bank United, in its capacity as agent (in such capacity, the "Agent") for the Lenders under the Financing Agreement.

RECITALS

         The Borrowers are the owners of twenty senior living facilities (collectively, the "Facilities") located in nine states.

         The Borrowers, the Agent and the Lenders are the parties to an Amended and Restated Financing and Security Agreement dated February 12, 1999 (as amended to the date hereof, the "Financing Agreement"). Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in the Financing Agreement.

         The Agent and the Lenders are the parties to an Agency Agreement dated as of February 12, 1999 (as amended to the date hereof, the "Agency Agreement").

         The Credit Facility provided for in the Financing Agreement is evidenced by three Promissory Notes (as amended to the date hereof, the "Notes"), one in favor of each of the Lenders.

         Borrowers' obligations under the Financing Agreement, the Notes and the documents and instruments related thereto are secured by certain mortgages and other security documents (collectively, the "Security Documents") executed by Borrowers and Guarantor. Under the terms of the Security Documents, Borrowers and Guarantor granted to Agent for the benefit of the Lenders liens on, and security interests in, certain collateral, including, without limitation, all right, title and interest of the Borrowers and the Guarantor in and to all of the Facilities, all rents, issues and profits thereof, and all personal property relating thereto. All property and assets of Borrowers and Guarantor in which Agent or the Lenders are granted a lien or security interest under the terms of the Security Documents are referred to collectively in this Agreement as the "Collateral".

         The Guarantor has guaranteed the Credit Facility provided for in the Financing Agreement pursuant to the terms of the Guaranty of Payment Agreement (as amended to the date hereof, the "Guaranty") dated September 28, 1998 executed by the Guarantor in favor of the Agent and the Lenders.

         The Financing Agreement, the Notes, the Guaranty, the Agency Agreement, the Security Documents, and all other documents, instruments and agreements evidencing, securing or otherwise relating to the Credit Facility are collectively referred to as the "Financing Documents."

         An Event of Default exists under the Financing Documents for, without limitation, failure of the Borrowers and the Guarantor to pay the amounts due thereunder upon the maturity of the Notes on September 24, 2001. As a result of such Events of Default, the Agent commenced an action entitled Washington Mutual Bank, FA v. ALS Holdings, Inc. et al. in the Circuit Court of Milwaukee County, Wisconsin under case no. 01-CV-009356 (the "Receivership Action").

         Borrowers desire to obtain from the Agent and the Lenders a limited agreement to forbear in the exercise of the rights and remedies provided to the Agent and the Lenders under the Financing Documents in order to enable the Borrowers and the Guarantor to make arrangements to satisfy their obligations under the Financing Documents. The Agent and the Lenders are willing to grant such a limited forbearance on the terms and subject to the conditions, and provisions of this Agreement.

AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Financing Documents. The Financing Documents constitute valid and binding obligations of the parties thereto.

          2.         Default and Forbearance.

                    2.1         Default. The Borrowers acknowledge that the Notes were due and payable in full on September 24, 2001, that neither the Borrowers nor the Guarantor have paid the amounts due thereunder and under the other Financing Documents, and that as a result thereof (without waiver of any other Defaults or Events of Default) an Event of Default exists under the Financing Agreement and the other Financing Documents. As a result of such Event of Default, the Agent and the Lenders are entitled to exercise their rights and remedies as provided in the Financing Documents, including, without limitation, obtaining the appointment of a receiver for the Collateral and commencement of foreclosure on the Collateral.

                    2.2         Forbearance. The Agent and the Lenders agree to forbear from exercising their rights to obtain the appointment of one or more receivers for the Collateral and to foreclose on the Collateral during the Forbearance Period (as defined below). As used herein, the term "Forbearance Period" means that time period commencing on the date of this Agreement and ending on the earlier of (a) January 1, 2002 or (b) the date any Forbearance Default (as defined below) occurs. Without limiting the generality of the foregoing: (i) promptly after execution and delivery of this Agreement by all parties, the Agent will strike the hearing scheduled for November 5, 2001 on its motion to appoint a receiver in the Receivership Action and will not seek a hearing on that motion during the Forbearance Period; and (ii) the Agent will take appropriate action such that the foreclosure sale of the Facility located in Denton County, Texas which is currently scheduled for November 6, 2001 is not held during the Forbearance Period. Notwithstanding the foregoing, nothing contained in this Agreement will preclude the Agent from commencing foreclosure proceedings against the Facilities and other Collateral during the Forbearance Period so long as it does not take actions that would require the Borrowers or the Guarantor to file an answer or other response pleading prior to the end of the Forbearance Period.

          3.         Cash Collateral Account

                    3.1         Creation and Control of the Account. The Agent shall establish an interest-bearing account (the "Cash Collateral Account") at Firstar Bank Milwaukee, N.A. ("Firstar") under the sole and exclusive control of the Agent. The Cash Collateral Account shall be established under the name "Washington Mutual Bank, as Agent, collateral account of ALS Holdings, Inc. and ALS Wisconsin Holdings, Inc." and the taxpayer identification numbers associated with the Cash Collateral Account shall be those of the Borrowers. Officers of the Agent shall be the only persons having signature authority for, or control over, the Cash Collateral Account. Firstar, as depositary bank with respect to the Cash Collateral Account hereby agrees that it will comply with instructions of the Agent directing disposition of funds held in the Cash Collateral Account without further consent of the Borrowers or the Guarantor.

                    3.2         Deposits to the Account. The Borrowers and the Guarantor shall cause the gross amount of all rents, issues and profits of the Facilities and all other payments received by the Borrowers, the Guarantor or any of their affiliates, agents, managers, lessees, independent contractors or representatives in respect of any of the Facilities or any of the other Collateral (all of the foregoing being referred to collectively as the "Cash Collateral") to be deposited directly into the Cash Collateral Account. To effect the foregoing:

                             (a)         With respect to all billings for rent and other amounts owed by residents of the Facilities that are sent by or on behalf of the Borrowers on or after the date of this Agreement: (i) such billings will direct that payments be made to an address of Firstar that is satisfactory to the Agent; (ii) will include remittance coupons which are to be returned with the payment on such billing and which contain a bar code indicating that the payment made with that coupon is to be deposited into the Cash Collateral Account. That billing procedure will not be changed by the Borrowers or the Guarantors or anyone on their behalf without the prior written consent of the Agent.

                             (b)         Promptly, and in any event within two business days after receipt thereof on or after the date of this Agreement, deposit any Cash Collateral received by the Borrowers, the Guarantor or any of their affiliates into the Cash Collateral Account or deliver the same to the Agent for deposit in the Cash Collateral Account.

                    3.3         Taxes. All funds from time to time held in the Cash Collateral Account are referred to, collectively, as the "Deposit Funds." Any interest on funds in the Cash Collateral Account shall be added to and become part of the Deposit Funds. All taxes payable with respect to the Cash Collateral Account or the interest or other income on the Deposit Funds shall be paid by the Borrowers or the Guarantor and shall be their joint and several obligation.

                    3.4          Security Interest. The Borrowers and the Guarantor hereby assign, transfer and pledge to the Agent, and grant to the Agent a security interest in, the Cash Collateral Account and the Deposit Funds as security for all obligations of the Borrowers to the Agent or the Lenders under the Financing Documents.

                    3.5          Disbursement of Funds to the Lenders. The first $200,000 deposited into the Cash Collateral Account during each calendar month or part thereof beginning with November 2001 will be distributed first to the Agent and then to the Lenders to be applied to, or held for later application to, amounts outstanding under the Financing Documents.

                    3.6         Release of Deposit Funds to Borrowers. All further funds deposited into the Cash Collateral Account (other than funds derived from sales of Collateral or other extraordinary non-operational events or sources) during any calendar month or part thereof beginning with November 2001 and continuing through the end of the Forbearance Period will be distributed to the Borrowers. Any Deposit Funds consisting of funds derived from sales of Collateral or other extraordinary non-operational events or sources will be distributed to the Agent to be applied to the Borrowers' obligations under the Financing Documents.

                    3.7         Sweep Mechanism. Firstar, as depositary bank, will establish a "sweep" mechanism so that the Deposit Funds to be distributed to the Agent and the Borrowers as provided in Sections 3.5 and 3.6 will be distributed to the appropriate recipient each business day.

                    3.8         Borrowers' Use of Deposit Funds. Unless the Agent has otherwise consented in writing, the Borrowers shall use the Deposit Funds released under Section 3.6 solely for the payment of the actual expenses of the Facilities and the Borrowers shall pay all such expenses on a timely basis; provided, however, that such released funds may be initially deposited by the Borrowers in a bank account containing funds of other affiliates of the Borrowers.

          4.         Further Negotiations. The parties to this Agreement intend to negotiate in good faith during the Forbearance Period toward an ultimate resolution of the Events of Default existing under the Financing Documents and toward an arrangement for the use of the cash flow of the Facilities after January 1, 2002 to pay the necessary expenses of the Facilities and the obligations of the Borrowers under the Financing Documents. No party will be bound to any modification of the Financing Documents unless and until final definitive documents providing therefor have been executed by all relevant parties and all conditions precedent to such modifications have been satisfied or waived in writing.

          5.         No Impairment of Lien. Nothing in this Agreement shall alter or impair the lien priority of the lien granted under any of the Security Documents. Any assertion by the Borrowers, the Guarantor, any junior lienholder (if any) on the Collateral, or any other party that the execution and delivery of this Agreement or the consummation of the transactions contemplated herein have altered or impaired the Agent's lien priority shall, at the Agent's option, render this Agreement null and void and entitle the Agent to immediately exercise its rights and remedies under the Security Documents.

          6.         Defaults Not Cured. The Agent's and Lenders' entering into this Agreement shall not in any way be considered to be a cure of the Borrowers' or the Guarantor's defaults under the Financing Documents or a discharge or novation with respect to the Notes. Neither this Agreement nor the receipt and application of payments by the Agent and the Lenders shall constitute a waiver by the Agent or the Lenders of their rights to foreclose on the Collateral or otherwise to exercise any of the other rights and remedies provided in the Financing Documents at any time or from time to time after expiration of the Forbearance Period, nor shall any provision contained in this Agreement or the receipt and application of any payments result in the Agent or Lenders being estopped from exercising such rights or remedies after expiration of the Forbearance Period. If the Borrowers or the Guarantor fail in any way fully and completely to perform their obligations under the terms of this Agreement, the Agent shall be entitled to proceed immediately to obtain the appointment of a receiver for any or all of the Collateral and pursue any and all other rights and remedies it may have under this Agreement, the Financing Documents, applicable law, or otherwise.

          7.         No Modification. This Agreement does not constitute a novation as to any of the Financing Documents and does not modify, alter, amend, or in any way affect the terms and conditions of the Financing Documents or any of them except as expressly and specifically stated herein. the Borrowers hereby acknowledge and agree that all payments required under the terms of this Agreement are payments in reduction of the Borrowers' preexisting obligations to the Agent and the Lenders.

          8.         Reporting Requirements. In addition to all other financial reporting required by the Financing Documents, on or before December 15, 2001, the Borrowers will provide to the Agent a detailed Facility-by-Facility operating budget for all of the Facilities for the calendar year 2002 in form and substance reasonably acceptable to the Agent.

          9.         Default.

                    9.1         Forbearance Defaults. The occurrence of any one or more of the following events shall constitute a "Forbearance Default" under this Agreement: (a) any failure of the Borrowers or the Guarantor to perform its obligations under any term or provision of this Agreement, (b) any failure of the Borrowers or the Guarantor to pay any real or personal property taxes assessed with respect to the Facilities prior to the date such taxes become delinquent, (c) any failure by the Borrowers to maintain the insurance coverage required by the Security Documents with respect to the Facilities, (d) the revocation or suspension of any license or permit necessary for the operation of any one or more of the Facilities for the purposes for which the same is now operated, or (e) any other Event of Default exists which the Agent determines in its reasonable discretion could reasonably be expected to result in any Facility or any other material portion of the Collateral suffering a material diminution in value. The failure of the Borrowers and the Guarantor to pay debt service owing under the Financing Documents (other than payment of amounts to be deposited into the Cash Collateral Account pursuant to this Agreement) will not constitute a Forbearance Default.

                    9.2         No Knowledge of Existing Forbearance Defaults. The Borrowers and the Guarantor represent to the Agent and the Lenders that they are not aware of the existence of any Forbearance Default on the date of this Agreement. The Agent and the Lenders represent to the Borrowers and the Guarantor that they are not aware of the existence of any Forbearance Default on the date of this Agreement.

                    9.3          Remedies. Upon the occurrence of any Forbearance Default, the Forbearance Period shall immediately terminate and the Agent (and, as applicable, the Lenders) may, without notice to the Borrowers: (a) apply the Deposit Funds or any portion of such Deposit Funds to payment of the obligations secured hereby (provided, however, that such application of Deposit Funds shall not cure or be deemed to cure any Event of Default); and (b) exercise any and all other rights and remedies available to them at law or in equity or under this Agreement or any of the other Financing Documents. The Borrowers and the Guarantor agree that they will not oppose any motion made by the Agent to appoint of Till Bruett or any other person nominated by the Agent as receiver on the terms provided in the motion for appointment of a receiver currently pending in the Receivership Action. Nothing in this Agreement shall obligate the Agent to apply all or any portion of the Deposit Funds on account of any Event of Default or any Forbearance Default.

          10.          Other Obligations. Subject to the limited forbearance expressly provided for in this Agreement, nothing contained in this Agreement will in any manner whatsoever alter, impair or affect the obligations of the Borrowers or the Guarantor, or relieve the Borrowers or the Guarantor of any of their obligations to make payments and perform all of their other obligations required under the Financing Documents.

          11.         Tolling. All statutes of limitation and statutes of repose applicable to the Agent or the Lenders with respect to exercise of their rights and remedies under the Financing Documents shall be tolled, and shall not run, during the Forbearance Period.

          12.         Remedies Cumulative. None of the rights and remedies conferred upon or reserved to the Agent or the Lenders under this Agreement are intended to be exclusive of any other rights or remedies, and each and every such right and remedy shall be cumulative and concurrent, and may be enforced separately, successively, or together, and may be exercised from time to time as may be deemed necessary by the Agent or the Lenders.

          13.         Successors and Assigns Bound. This Agreement shall be binding upon the Borrowers, the Guarantor, the Lenders, the Agent and their respective successors and assigns, and shall inure to the benefit of, and may be enforced by the Agent and the Lenders and their successors, transferees and assigns. The Borrowers and the Guarantor shall not assign any of their rights and obligations under this Agreement without the prior written consent of the Agent.

          14.         No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Borrowers, the Guarantor, the Lenders and the Agent and their respective successors and permitted assigns, and no third party shall have any rights or interest in any provision of this Agreement or the other Financing Documents.

          15.         Amendment and Waiver. No amendment to this Agreement will be valid unless it is made in writing and executed by the parties to this Agreement. No specific waiver or forbearance for any breach of any of the terms of this Agreement shall be considered as a general waiver of that or any other term of this Agreement.

          16.          Entire Agreement. This Agreement (including the Exhibits which are incorporated herein as if set forth in full) contains the complete and entire understanding of the parties. If any provision of this Agreement is in conflict with any provision of any of the other Financing Documents, the provision contained in this Agreement will control.

          17.        nbsp;Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

          18.         Time Is of the Essence. Time is of the essence under this Agreement and every term, covenant, and obligation contained herein.

          19.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          20.         Effectiveness. This Agreement will not become effective until it has been executed by all parties hereto.

          21.         Counterparts; Faxed Signatures. This Agreement may be executed in any number of counterparts and by each party on a separate counterpart. All such counterparts will constitute one and the same agreement. Delivery of a signed copy of this Agreement, or of the signature page of this Agreement, by facsimile transmission will be as effective as of delivery of an originally executed counterpart hereof.

[END OF TEXT]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BORROWERS:	ALS HOLDINGS, INC.

By: /s/ Kristen A. Ferge
Name: Kristen A. Ferge
Title: Vice President

ALS WISCONSIN HOLDINGS, INC.

By: /s/ Kristen A. Ferge
Name: Kristen A. Ferge
Title: Vice President

GUARANTOR:	ALTERRA HEALTHCARE CORPORATION

By: /s/ Kristen A. Ferge
Name: Kristen A. Ferge
Title: Vice President

AGENT AND LENDERS:	WASHINGTON MUTUAL BANK, FA, as the Agent and as a Lender

By: /s/ Herbert F. Fox
Name: Herbert F. Fox
Title: First Vice President

FIRSTAR BANK MILWAUKEE, N.A.

By: /s/ Dale L. Welke
Name: Dale L. Welke
Title: Vice President

AMSOUTH BANK

By: /s/ Carl Ferris
Name: Carl Ferris
Title: Vice President

(Signature Page of Forbearance and Cash Collateral Agreement)